PROSPECTUS                 Pricing Supplement No. 3512
Dated October 7, 1999      Dated January 21, 2000
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated December 17, 1999    No.'s 333-76479 and 333-87367

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    January 21, 2000

Settlement Date (Original Issue Date):       January 26, 2000

Maturity Date: February 1, 2005

Principal Amount (in Specified Currency):     USD750,000,000

Price to Public (Issue Price):     99.762%

Agent's Discount or Commission:    0.325%

Net Proceeds to Issuer:       USD745,777,500

Interest Rate Per Annum:  7.25%

Interest Payment Date(s):

 X     Semi-Annually  on February 1st and  August  1st   of
       each year commencing, August 1, 2000 (with respect to the period from and including January 26, 2000 to but excluding August 1, 2000) and on the Maturity Date (with respect to the period from and including August 1, 2004 to but excluding February 1, 2005).

Form of Notes:

  X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UM4

ISIN Number:        US36962G UM40

Common Code:   010712114

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No. 3512
                           Dated January 21, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Repayment, Redemption and Acceleration:

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

Reopening of Issue:

   Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated December 17, 1999.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.  3512
                           Dated January 21, 2000
                           Rule 424(b)(3)-Registration Statement
                           No.'s  333-76479 and 333-87367

Additional Information:

   General.

  At September 25, 1999, the Company had outstanding indebtedness totalling $177.082 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 25, 1999 excluding subordinated notes payable after one year was equal to $176.385 billion.

   Consolidated Ratio of Earnings to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

            Year Ended December 31,          Nine Months Ended
           1994   1995  1996  1997  1998     September 25, 1999
           1.63   1.51  1.53  1.48  1.50        1.62

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

  The  Notes  are being purchased by Goldman, Sachs  &  Co.   and
  Merrill  Lynch, Pierce, Fenner & Smith Incorporated
  (the "Underwriters"), as  principal,  at   99.762%  of the
  aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

  The  Company  has agreed to indemnify the Underwriters  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.